As filed with the Securities and Exchange Commission on May 13, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THOMPSON CREEK METALS COMPANY INC.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	98-0583591
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

26 West Dry Creek Circle, Suite 810 Littleton, CO 80120 (303) 761-8801
(Address of Principal Executive Offices, including Zip Code and Telephone Number)

AMENDED AND RESTATED THOMPSON CREEK METALS COMPANY INC. 2010 EMPLOYEE STOCK PURCHASE PLAN AMENDED AND RESTATED THOMPSON CREEK METALS COMPANY INC. 2010 LONG-TERM INCENTIVE PLAN
(Full Title of the Plans)

Wendy Cassity, Esq. Thompson Creek Metals Company Inc. 26 West Dry Creek Circle, Suite 810 Littleton, CO 80120 (303) 761-8801
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to: Jason Day Perkins Coie LLP 1900 Sixteenth Street, Suite 1400 Denver, Colorado 80202 (303) 291-2300
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act. (Check One):
Large Accelerated Filer  ☒                        Accelerated Filer  ☐
Non-Accelerated Filer  ☐ (Do not check if a smaller reporting company)    Smaller Reporting Company  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Amended and Restated Thompson Creek Metals Company Inc. 2010 Employee Stock Purchase Plan: Common Stock, no par value	2,000,000 shares	$2.54	$5,080,000	$655
Amended and Restated Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan: Common Stock, no par value	9,203,994 shares	$2.54	$23,378,145	$3,012
TOTAL	11,203,994 shares	$2.54	$28,458,145	$3,667

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers (i) any additional shares of Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Registrant’s common stock and (ii) any associated preferred stock purchase rights granted under any rights plan relating to the shares above.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act based on the average of the high and low sales prices of the Registrant’s common stock on the New York Stock Exchange on May 8, 2014.

EXPLANATORY NOTE
Thompson Creek Metals Company Inc. (the “Registrant” or the “Company”) filed a Registration Statement on Form S-8 (File No. 333-169681) on September 30, 2010 (the “2010 Registration Statement”) registering (i) 1,000,000 shares of the Registrant’s common stock under the Thompson Creek Metals Company Inc. 2010 Employee Stock Purchase Plan and (ii) 3,557,782 shares of the Registrant’s common stock under the Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan. The Registrant hereby incorporates by reference the contents of the 2010 Registration Statement to the extent not otherwise amended or superseded by the contents of this Registration Statement on Form S-8 (this “Registration Statement”).
Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register (i) an additional 2,000,000 shares of the Registrant’s common stock under the Amended and Restated Thompson Creek Metals Company Inc. 2010 Employee Stock Purchase Plan and (ii) an additional 9,203,994 shares of the Registrant’s common stock (the “LTIP Shares”) under the Amended and Restated Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan (the “LTIP”). The LTIP Shares include 2,203,994 shares of the Registrant’s common stock that were authorized for issuance under the Thompson Creek Metals Company Inc. Amended Incentive Stock Option Plan (the “Prior Plan”) and were previously registered on a Registration Statement on Form S-8 (File No. 333-153219), filed by the Registrant on August 28, 2008 (such shares, the “Carryover Shares”). Pursuant to the terms of the LTIP, the Carryover Shares, which had not been issued and are not subject to outstanding awards granted under the Prior Plan, will be available for grant under the LTIP.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents of the Registrant, each as filed with the United States Securities and Exchange Commission (the “SEC”), are incorporated as of their respective dates in this Registration Statement by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 21, 2014;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 12, 2014;

(c)	the Registrant’s Current Report on Form 8-K filed with the SEC on May 13, 2014;

(d)	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2013; and

(e)
the description of the Registrant’s common stock contained in the Registration Statement on Form 40-F (File No. 001-33783) filed with the SEC on October 30, 2007, as amended by Amendment No. 1 to Form 40-F filed with the SEC on November 28, 2007, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective date of filing of each of those reports or documents until the filing of a post-effective amendment to this Registration Statement which indicates either that all securities offered by this Registration Statement have been sold or which deregisters all of the securities under this Registration Statement then remaining unsold.

Item 6.    Indemnification of Directors and Officers.
The Company’s officers and directors are indemnified as provided by the Business Corporations Act (British Columbia) (the “BCBCA”) and the Company’s Articles of Continuance (as amended, “Articles”).
Under the BCBCA, a company may do one or both of the following: (I) indemnify an “eligible party”, which is defined as an individual who: (a) is or was a director or officer of the Company; (b) is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Company; or (ii) at the request of the Company; or (c) at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, against all judgments, penalties or fines awarded or imposed in, or amount paid in settlement of, an eligible proceeding (as defined below) (“eligible penalties”) to which the eligible party is or may be liable; and/or (II) after the final disposition of an eligible proceeding, pay the costs, charges and expenses, including legal and other fees, but not including judgments, penalties, fines or amounts paid in settlement of a proceeding (as defined below) (“expenses”) actually and reasonably incurred by an eligible party in respect of that legal proceeding or investigative action whether current, threatened, pending or completed (a “proceeding”). An “eligible proceeding” is defined as a proceeding in which an eligible party (or any of the heirs or other legal representatives of the eligible party) by reason of such individual being or having been an officer or director of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation, (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.
Subject to certain exceptions set forth in the BCBCA, a company must, after the final disposition of an eligible proceeding, pay all expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding. Among other circumstances, a company must not indemnify an eligible party if, in relation to the subject matter of the eligible proceeding, such eligible party did not act honestly and in good faith with a view to the best interests of the Company or in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that his or her conduct in respect of which the proceeding was brought was lawful. Further, a company cannot indemnify or cover the expenses of any eligible party in respect of any proceeding brought by or on behalf of the Company or by or on behalf of an associated corporation. Despite any other provision, and whether or not payment of expenses or indemnification has been sought, authorized or declined, the Supreme Court of British Columbia may, among other things, on the application of the Company or an eligible party, order indemnification of any liability or expense incurred by such individual.
A director is not liable under the BCBCA if the director relies, in good faith, on (a) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (b) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (c) a statement of fact represented to the director by an officer of the company to be correct, or (d) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not (i) the record was forged, fraudulently made or inaccurate, or (ii) the information or representation was fraudulently made or inaccurate. A director is similarly not liable under the BCBCA if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.
Under the Company’s Articles, and subject to the BCBCA, the Company must indemnify each director or a former director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on the terms of the indemnity contained in Section 21.2 of the Company’s Articles. In addition, under the Company’s Articles and subject to any restrictions in the BCBCA, the Company may indemnify any person.

Furthermore, under the BCBCA and the Company’s Articles, the Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who (a) is or was a director, officer, employee or agent of the Company; (b) is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company; (c) at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (d) at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position. A policy of directors’ and officers’ liability insurance is maintained by the Company which insures directors and officers, former directors and officers, persons who act or acted at the Company’s request as a director or officer of a corporation in which the Company is or was a shareholder or creditor, and their respective heirs and legal representatives, for losses as a result of claims against the directors and officers of the Company in their capacity as directors and officers. The policy also reimburses the Company for payments made pursuant to the indemnity provisions under the Company’s Articles and the BCBCA.

In addition, the Company has entered into indemnification agreements with its directors and officers. The indemnification agreements indemnify the Company’s directors and officers to the extent permitted by applicable law for liabilities arising out of the indemnitees’ service to the Company as directors and officers, if the indemnitees acted honestly and in good faith with a view to the best interests of the Company and, with respect to criminal and administrative actions or proceedings, if the indemnitee had reasonable grounds for believing that his or her conduct was lawful. The indemnification agreements also provide that the Company advance defense expenses to the indemnitees.

Item 8.    Exhibits.
The exhibits listed in the accompanying Exhibit Index are filed as part of this Registration Statement and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on the 13th day of May, 2014.

THOMPSON CREEK METALS COMPANY INC.

By:	/s/ Wendy Cassity
Name:	Wendy Cassity
Title:	Vice President, General Counsel and Secretary
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Jacques Perron, Pamela L. Saxton, and Wendy Cassity, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable the Registrant to comply with the Securities Act and any requirements of the SEC in respect thereof, in connection with the filing with the SEC of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jacques Perron	Chief Executive Officer and Director (Principal Executive Officer)	May 13, 2014
Jacques Perron

/s/ Pamela L. Saxton	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 13, 2014
Pamela L. Saxton

/s/ Carol T. Banducci	Director	May 13, 2014
Carol T. Banducci

/s/ James L. Freer	Director	May 13, 2014
James L. Freer

/s/ James P. Geyer	Director	May 13, 2014
James P. Geyer

/s/ Timothy J. Haddon	Director	May 13, 2014
Timothy J. Haddon

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States on the 13th day of May, 2014.

By:	/s/ Wendy Cassity
Name:	Wendy Cassity
Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1	Notice of Articles, dated September 24, 2010 (incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K filed with the SEC on February 24, 2011).
4.2	Certificate of Continuation dated July 29, 2008 (incorporated herein by reference to the Registrant's Amendment No. 1 to its Annual Report on Form 10-K filed with the SEC on March 1, 2010).
4.3	Articles of Continuance, effective July 21, 2008 (incorporated by reference to Exhibit 99.1 to the Registrant's Report on Form 6-K filed with the SEC on August 27, 2008).
*5.1	Opinion of Cassels Brock & Blackwell LLP.
10.1
Amended and Restated Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed with the SEC on May 13, 2014).

10.2
Amended and Restated Thompson Creek Metals Company Inc. 2010 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed with the SEC on May 13, 2014).

*23.1	Consent of KPMG LLP, independent registered public accounting firm.
*23.2	Consent of Cassels Brock & Blackwell LLP (included in Exhibit 5.1).
*24.1	Power of Attorney (included on signature page to this Registration Statement).
_____________________
* Filed herewith.